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                                                                    EXHIBIT 23.3



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors
Hyseq, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to this Non-Employee Director Stock Option Plan of Hyseq, Inc. of our report dated February 2, 2000, with respect to the consolidated balance sheet of Hyseq, Inc. and subsidiaries, as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and 1998, included in the Annual Report (Form 10-K) of Hyseq, Inc. for year ended December 31, 2000 filed with the Securities and Exchange Commission.


  /s/ ERNST & YOUNG LLP


Palo Alto, California
August 21, 2001